Exhibit 10.2

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (this “Release”) is by and between Rajiv Shukla (the “Executive”) and Longevity Health Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive’s employment with the Company ceased on March 16, 2026 (the “Separation Date”), and as of that date, the Executive stepped down from any and all officer, director and other positions the Executive held with the Company and its affiliates; and

WHEREAS, the Company has agreed to pay the Executive certain amounts, subject to the Executive’s execution and non-revocation of this Release. All terms used but not defined herein shall have the meanings ascribed to such terms in the Amended and Restated Executive Employment Agreement between Executive and the Company dated August 14, 2024 (the “Employment Agreement”).

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Executive agrees as follows:

1.
Consideration. Provided the Executive enters into this Release and does not revoke it, the Company will make the payments set forth below to the Executive.
a.
The Company shall make a monthly payment of $30,000 for a period oftwelve (12) months (the “Severance Period”), in accordance with the Company’s regular payroll cycle beginning on the first payroll date following the Effective Date (the “Severance Payments”). Notwithstanding the foregoing, the Severance Period shall be extended to eighteen (18) months in the event that, within three (3) months following the Effective Date, the Company consummates a transaction(s) resulting in any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total power to vote for the election of directors of the Company.
b.
The Company shall pay Executive a one-time, lump sum cash payment in satisfaction of the Executive’s accrued and unpaid bonus in the amount of four hundred and eighty thousand dollars ($480,000) (the “Lump Sum Payment”) upon the closing of a capital raise of at least one million dollars ($1,000,000). The foregoing Lump SumPayment shall be paid within ten (10) days following such event, but in any event not before the Effective Date.
c.
The Severance Payments and the Lump Sum Payment are collectively referred to herein as the “Release Payments.” The Executive acknowledges that: (i) the Release Payments (if, and to the extent, payable in accordance with Sections 1(a) and 1(b) of this Release) constitute full settlement of all the Executive’s rights under the Employment Agreement, (ii) he has no entitlement under any other compensation, wage, incentive payments, severance or similar arrangement maintained by the Company or any of its affiliates, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Executive by reason of the cessation of the Executive’s employment.

2.
Assistance During Severance Period. During the Severance Period, Executive agrees to provide occasional assistance to the Company, as reasonably requested, including making periodic introductions to his financial and commercial contacts, in Executive’s sole and absolute discretion, and leveraging his expertise and institutional knowledge for the benefit of the Company. In the event that such assistance exceeds reasonably anticipated levels, Executive and Company shall discuss additional compensation for Executive’s time in excess of the occasional assistance otherwise contemplated by the parties.

3.
Executive’s Release and Unreleased Claims. The Executive on his own behalf and together with his heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Company and its predecessors, successors (by merger or otherwise), parents, subsidiaries, Affiliates and assigns, together with each and every of its and their present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees, attorneys and agents and the heirs and executors of same (herein collectively referred to as the “Releasees”) from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter “Claims”), which the Executive ever had or now has against the Releasees, or any one of them, including, without limitation, Claims arising out of or relating to the Executive’s employment with the Company occurring up to and including the date of this Release; provided that such release shall not release: (i) any rights which the Executive may have as an equity holder of the Company or any of its affiliates; (ii) rights or obligations arising under this Release; (iii) rights to indemnification, advancement of legal expenses, and defense with respect to the Executive’s position as a director or officer of the Company or any of its affiliates arising under the Company’s Certificate of Incorporation, By-Laws, any written indemnification agreement, or applicable law, and any rights to coverage under any Directors’ and Officers’ liability insurance policies maintained by the Company; and (iv) Claims that cannot be waived as a matter of law (the “Unreleased Claims”). This Executive’s Release specifically includes, but is not limited to:

3.1.
any and all Claims for wages and benefits, including, without limitation, salary, incentive pay, stock options, stock, restricted stock units, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

3.2.
any and all Claims for wrongful discharge, breach of contract, whether express or implied, defamation, wrongful termination, and Claims for breach of implied covenants of good faith and fair dealing;

3.3.
any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, sexual orientation, veteran status, disability/handicap, or any other protected category under applicable law, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§ 623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. (“ERISA”); Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; the Pennsylvania Public Employee Relations Act; the Pennsylvania Minimum Wage Act; the Pennsylvania Wage Payment and Collection Law; the Philadelphia Fair Practices Ordinance; the Florida Civil Rights Act (§§ 760.01 to 760.11, Fla. Stat.); Florida Whistleblower Protection Act (§§ 448.101 to 448.105, Fla. Stat.); Florida Workers' Compensation Retaliation provision (§ 440.205, Fla. Stat.); Florida Minimum Wage Act (§ 448.110, Fla. Stat.); Article X, Section 24 of the Florida Constitution (Fla. Const. art. X, § 24); the Florida Fair Housing Act (§§ 760.20 to 760.37, Fla. Stat.), or any comparable state statute, local ordinance or foreign law or regulation;
3.4.
any and all Claims under any federal, state or foreign statute relating to employee benefits or pensions;

3.5.
any and all Claims in tort, including, but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

3.6.
any and all Claims for attorneys’ fees and costs.

4.
Protected Disclosures. Nothing contained in this Release, any other agreement with the Company, or any Company policy limits Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) exercise any rights under Section 7 of the National Labor Relations Act, which are available to non-supervisory employees, including assisting co-workers with or discussing any employment issue as part of engaging in concerted activities for the purpose of mutual aid or protection;(iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful; or (v) testify truthfully in a legal proceeding. Any such communications and disclosures must not violate applicable law, and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on Executive’s behalf, Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

5.
Continuing Obligations. Executive remains bound by the Restrictive Covenants Agreement dated August 14, 2024 (the “Restrictive Covenants Agreement”), and Executive hereby reaffirms all his obligations under the Restrictive Covenants Agreement. The Restrictive Covenants Agreement shall be subject to and interpreted in accordance with Section 4of this Release.

6.
Equity Awards. Any vested or unvested stock options or other equity awards held by Executive, including any awarded under the Company’s 2023 Equity Incentive Plan (the “Equity Documents”), and any rights to any future equity awards under the Employment Agreement, shall be forfeited as of the Separation Date.

7.
Continued Cooperation. Executive agrees that, subject to reimbursement of his reasonable expenses, including the retention of legal counsel for Executive, he will cooperate with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which the Executive was in any way involved during his employment with the Company. Executive agrees to render such cooperation in a timely manner on reasonable notice from the Company, provided the Company exercises reasonable efforts to limit and schedule the need for Executive’s cooperation so as not to materially interfere with his personal and/or other professional obligations. Further, in the event that it is reasonably determined by Executive that he requires legal counsel in connection with such cooperation, the parties shall first discuss and agree upon Executive’s retention of counsel and the Company’s obligations to pay for such reasonably incurred expenses in connection with the foregoing.

8.
Non-Disparagement. Subject to Section 4 of this Release, Executive agrees not to make any disparaging statements, whether orally or in writing, on social media or otherwise, concerning the Company or any of the Releasees. The Company agrees to direct its current executive officers and directors to refrain from making or publishing any oral or written statements about Executive that are slanderous, libelous, disparaging or defamatory or that place Executive in a false light.

9.
Acknowledgment. The Executive understands that the release of Claims contained in this Release extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Release, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Release. The Executive further understands and acknowledges the significance and consequences of this Release and of each specific release and waiver, and expressly consents that this Release shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

10.
Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Release. Other than as set forth in Section 4of this Release, this Release may be pleaded as a full bar to the enforcement of any Claim that the Executive may assert against the Releasees.

11.
Challenge. If an arbitrator determines pursuant to Section 18 of this Release that the Executive has violated any provision of the Employment Agreement, Restrictive Covenant Agreement, or this Release, no further payments, rights or benefits under Section 1(a) of this Release will be due to the Executive. In the event that the Company learns within ninety (90) days following execution of this Release that circumstances existed at the time of termination so that the Executive could have been terminated for Cause (as defined in the Employment Agreement) had the Company been aware of such circumstances on the date of termination, as established by a final determination by an arbitrator pursuant to Section 18 of this Release, no further payments, rights or benefits under Section 1(a) of this Release will be due to the Executive and the Executive shall repay any such payments actually received net of any taxes, rights or benefits that were previously made by the Company following the date of this Release. For the sake of ample clarity, the Company shall not be entitled to withhold any Release Payments during the pendency of any arbitration proceeding under Section 18 of this Release. All such payments shall continue to be made to the Executive in accordance with this Release until such time as a final binding determination in such proceeding is rendered.

12.
No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Executive. There have been no such violations, and the Executive acknowledges that the Company specifically denies any such violations. Further, this Release is not to be construed as an admission of any breach or act or omission giving rise to “Cause” under the Employment Agreement and/or in connection with Executive’s employment with the Company, and the Company acknowledges that Executive specifically denies any such allegations.

13.
Section 409A; Withholding. The Company and the Executive intend that all payments pursuant to this Release will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and agree that this Release will be administered in accordance with that intent. To the extent that any provision of this Release is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Release is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company retains the right to amend this Release at any time in its sole discretion as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Release are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. All payments made hereunder will be subject to applicable tax withholding and other required deductions.

14.
Severability. If any term or provision of this Release shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

15.
Advice of Counsel; Revocation Period. The Executive is hereby advised to seek the advice of counsel prior to signing this Release. The Executive hereby acknowledges that the Executive is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Release, and that he is voluntarily executing this Release with full knowledge of its provisions and effects. The Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Release and that he has seven (7) days following his execution of this Release to revoke his acceptance, with this Release not becoming effective until the seven (7)- day revocation period has expired. If the Executive elects to revoke acceptance of this Release, this Release shall not become effective, and the Executive must provide written notice of such revocation by United States mail, certified or registered with return receipt requested, or by a nationally recognized overnight courier service, to the Company to the attention of its Finance Department at the address of its principal offices. This Release shall become effective on the first day following the revocation period (the “Effective Date”).

16.
Representations and Warranties. The Executive represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Release and bind each of the persons and entities that the Executive purports to bind. The Executive further represents and warrants that he is bound by, and agrees to be bound by, the post-employment obligations set forth in the Restrictive Covenant Agreement.

17.
Governing Law. This Release shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to its choice of law provisions.

18.
Arbitration. In the event of any dispute under the provisions of this Release, the Employment Agreement or otherwise regarding Executive’s employment or compensation (other than a dispute in which the primary relief sought is an injunction or other equitable remedy, such as an action to enforce compliance with the Restrictive Covenants Agreement), the parties shall be required to have the dispute, controversy or claim settled by arbitration in Pittsburgh,

Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”), by one arbitrator mutually agreed upon by the parties (or, if no agreement can be reached within 30 days after names of potential arbitrators have been proposed by the AAA, then by one arbitrator having relevant experience who is chosen by the AAA). Any award or finding will be confidential. The arbitrator may not award attorneys’ fees to either party unless a statute or contract at issue specifically authorizes such an award. Any award entered by the arbitrators will be final, binding and non-appealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision will be specifically enforceable. Each party will be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses), except that the fees and expenses of the arbitrator shall be borne by the non-prevailing party.

19.
Governing Document. In the event of any conflict between the terms and conditions of this Release and the terms of any other agreement or document, including but not limited to the Employment Agreement, the Restrictive Covenants Agreement, or any Company policy, the terms of this Release shall govern and control.

This Release has been executed and delivered by the parties on the dates set forth next to their names, below, effective for all purposes as provided above.

Company:

Longevity Health Holdings, Inc.

By: /s/ Bryan J. Cassaday March 13, 2026

Name: Bryan J. Cassaday Date

Title: Chief Financial Officer

Executive:

/s/ Rajiv Shukla March 13, 2026

Rajiv Shukla Date